UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2010

AMICUS THERAPEUTICS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Cedar Brook Drive, Cranbury, NJ	08512
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (609) 662-2000

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 2, 2010, Amicus Therapeutics, Inc. (the “Company”) entered into a Letter Agreement (the “Agreement”) with John M. McAdam, Vice President, Finance and Accounting and Principal Financial Officer of the Company. The Agreement provides that in the event Mr. McAdam is terminated without cause, he will be entitled to receive (i) six months of salary continuation at Mr. McAdam’s base salary rate as of the date of termination, (ii) an amount equal to any bonus paid to Mr. McAdam in the previous year pro-rated for the number of months actually worked in the year of termination, and only if termination occurs after June 30 of the calendar year, (iii) an additional six months of vesting in any unvested stock options as of the date of termination, and (iv) continuation of health care coverage under COBRA with premiums to be paid by the Company for a period of twelve months.

Further, in the event Mr. McAdam is terminated without cause or resigns for good reason within twelve months of a change in control event at the Company (as defined in the Agreement), Mr. McAdam will be entitled to receive (i) twelve months of salary continuation at Mr. McAdam’s base salary rate as of the date of termination, (ii) an amount equal to any bonus paid to Mr. McAdam in the previous year pro-rated for the number of months actually worked in the year of termination, and only if termination occurs after June 30 of the calendar year, (iii) automatic vesting of all unvested stock options, and (iv) continuation of health care coverage under COBRA with premiums to be paid by the Company for a period of twelve months.

The foregoing description of the Agreement is not complete and is qualified in its entirety by reference to the Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.

Date: March 4, 2010	By:	/s/ GEOFFREY P. GILMORE
	Name:	Geoffrey P. Gilmore
	Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement dated March 2, 2010 between Amicus Therapeutics, Inc. and John M. McAdam